FIELDPOINT PETROLEUM REPORTS THIRD QUARTER RESULTS AND PROVIDES UPDATE ON DRILLING ACTIVITY

AUSTIN, TX – (BUSINESS WIRE) – November 14, 2014 - FieldPoint Petroleum Corporation (NYSE/MKT:FPP) announced today its third quarter financial results for the three months ended September 30, 2014.

Phillip Roberson, President and CFO, stated, “Our third quarter results reflect the continued curtailment of production of oil and gas from our Bone Spring wells in New Mexico due to the limited take away capacity of our midstream purchaser.  This combined with lower commodity pricing accounts for an approximate $262,000 reduction in revenue for this quarter compared to the same quarter a year ago.  Fortunately, production from the Ranger wells contributed enough to mitigate a good portion of the Bone Spring shortfall.  If the processing capacity issue is corrected as anticipated in early 2015, we should see an overall increase in production volumes.  A non-cash charge to earnings resulting from an equity compensation expense in this quarter accounts for an approximate $112,000 reduction in earnings compared to the same quarter in 2013.”

Financial Highlights for the Three Months Ended September 30, 2014 Compared to the Three Months Ended September 30 2013:

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Total revenues decreased to $2,367,593 from $2,581,675;

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Net Income decreased to $139,632 from $367,899;

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Earnings per share decreased to basic $0.02 and fully diluted $0.02, from $0.05 and $0.04 respectively; and

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Adjusted EBITDAX (earnings before interest, taxes, depletion, amortization, exploration expense, non-cash equity compensation expense and the effects of oil hedges) decreased to basic $0.12 and fully diluted $0.11, from $0.15 and $0.14 respectively.

Total revenue decreased to $2,367,593to $2,581,675 in the year ago quarter.  This was primarily due to lower commodity prices and a decrease in contribution from our Bone Spring wells because of a continued lack of take away capacity.  Our Ranger wells partially offset this decrease and we expect to see a return of normal production rates from the Bone Spring wells in early 2015. We also experienced a general decrease in non-operated lease operating expenses in most of our projects except our vertical Taylor Serbin wells where we allocated funds to remediating and upgrading some of the older well sites.

Mr. Roberson added, “Although lower commodity prices come with a near term penalty on earnings, they also bring acquisition opportunities not otherwise afforded to us.  Some of these opportunities are already surfacing at this early date.  We will make every effort to capitalize on this in 2015.”

Adjusted EBITDAX

The Company defines Adjusted EBITDAX as income (loss) before income taxes; exploration expense; depreciation, depletion, and amortization (DD&A); impairments; interest expense; total (gains) losses on derivatives, net, less net cash from settlement of commodity derivatives, less non-cash compensation expense; and certain items not related to the Company’s normal operations. Management believes that the presentation of Adjusted EBITDAX provides information useful in assessing the Company’s financial condition and results of operations and that Adjusted EBITDAX is a widely accepted financial indicator of a company’s ability to incur and service Debt and fund capital expenditures.

Non-GAAP Measure Reconciliation
	Three Months Ended
	Unaudited September 30,
	2014	2013

NET INCOME	$ 139,632	$ 367,899

Add back
Interest	64,473	78,376
Taxes	95,543	201,000
Depletion and depreciation	583,500	501,500
Accretion	27,000	24,000
Exploration expense	0	0
Net Effect of Oil hedges (gains), losses	(44,000)	50,000
Non-cash equity compensation expense	112,292	0

ADJUSTED EBITDAX	$ 1,022,440	$ 1,222,775

EARNINGS PER SHARE
BASIC	$ 0.02	$ 0.05
DILUTED	$ 0.02	$ 0.04

ADJUSTED EBITDAX PER SHARE
BASIC	$ 0.12	$ 0.15
DILUTED	$ 0.11	$ 0.14

WEIGHTED AVERAGE
SHARES OUTSTANDING
BASIC	8,119,903	8,066,336
DILUTED	9,149,297	8,656,556

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact:

Phillip Roberson, President/CFO (512) 579-3563 or proberson@fppcorp.com

Or Roger Bryant, Executive Chairman (214) 215-9130

Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746